UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2014

PLYMOUTH INDUSTRIAL REIT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-173048

Maryland	27-5466153
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

260 Franklin Street, Suite 1900, Boston, MA 02110	(617) 340-3814
(Address of principal executive offices)	(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-I2 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.I4d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On December 15, 2014, Plymouth Industrial REIT, Inc. (the “Company”) reinstated the purchase and sale agreement it had previously entered into (as amended, the “South Bend Agreement”) with unrelated third parties to purchase six (6) industrial properties for an aggregate purchase price of $26,700,000. The properties consist of an aggregate of approximately 667,000 rentable square feet and are located in South Bend, Indiana. The acquisition is expected to close on or before February 10, 2015, subject to the satisfaction of certain customary closing conditions. There can be no assurance that these conditions will be satisfied or that the pending acquisition will be consummated on the terms described herein, or at all. The earnest money deposit under the South Bend Agreement is $250,000. The deposit becomes non-refundable on January 15, 2015 unless the closing does not occur as a result of the sellers' failure to satisfy certain conditions under the agreement. The South Bend Agreement contains customary representations, warranties and covenants of the parties. During the period of nine (9) months from the date of recordation of the deed, the sellers have agreed to indemnify the Company for any breaches of its representations, warranties and covenants under the agreement.

A copy of the South Bend Agreement is attached to this current report on Form 8-K as Exhibit 10.2 and is incorporated by reference as though it were fully set forth herein. The foregoing summary description of the South Bend Agreement and the transaction contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the South Bend Agreement.

Item 9.01   Financial Statements is transmitted herewith:

(d)	The following exhibit is transmitted herewith:

10.1	Reinstatement and First Amendment to Purchase and Sale Agreement and Escrow Instructions, dated as of December 15, 2014, by and among REW, L.L.C., W Partners, LLC and Plymouth Industrial REIT, Inc.

10.2	Purchase and Sale Agreement and Escrow Instructions, dated as of October 3, 2014, by and between REW, L.L.C., W Partners, LLC and Plymouth Industrial REIT, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2014

PLYMOUTH INDUSTRIAL REIT, INC.

By:      /s/ Jeffrey E. Witherell

Jeffrey E. Witherell
Chief Executive Officer